Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS RECORD RESULTS FOR FIRST QUARTER OF 2008

•                  Sales increased 11%.  Consumer business sales rose 10% and industrial business sales rose 13%.

•                  Earnings per share reached $0.39.  On a comparable basis, excluding restructuring charges, earnings per share increased 11% to $0.41.

SPARKS, MD, MARCH 27 - - - McCormick & Company, Incorporated (NYSE:MKC), today reported record results for the first quarter ended February 29, 2008.  Earnings per share were $0.39 compared to $0.33 in the first quarter of 2007.  On a comparable basis with 2007, excluding restructuring charges, the Company increased earnings per share 11% to $0.41.

Alan D. Wilson, President and CEO, commented, “We are off to a good start in fiscal year 2008 with a strong first quarter.  Higher pricing and volume and the benefit of favorable foreign exchange rates drove an 11% sales increase.  Each segment and region of the business grew sales during this period.  With these first quarter results, the addition of Billy Bee Honey Products and our outlook for the next three quarters, we are increasing our 2008 sales growth outlook to 5 to 7% from 4 to 6%.  This range excludes sales related to the pending acquisition of the Lawry’s business.

“Margins remain under pressure from higher and more volatile commodity costs.  However, we have taken pricing actions early in the year and expect to continue to see the benefit from these actions in future quarters.  Cost savings from our restructuring plan and supply chain initiatives are providing an additional offset to higher costs.

“We are reaffirming this year’s goal to achieve earnings per share of $1.97 to $2.01 which includes an estimated $0.10 of restructuring charges.  On a comparable basis with 2007, excluding restructuring charges, this is an increase of 8 to 10%.  Our business strategy and performance are delivering great results and providing fuel for investments in brand marketing and other growth initiatives.”

Sales in the first quarter rose 11%, including the impact of foreign exchange rates which added 4%.  Higher pricing, volume increases in branded spices and seasonings, and new products contributed to this increase.  Operating income rose 17%, which was an increase of 10% excluding restructuring charges.  The Company was able to offset a steep increase in commodity costs with pricing actions.  Operating income also benefited from cost savings related to the restructuring program and additional expense reductions.

Earnings per share were $0.39 compared to $0.33 in the first quarter of 2007.  Charges related to the Company’s restructuring program reduced earnings per share $0.02 in the first quarter of 2008 compared to a reduction of $0.04 in the first quarter of 2007.  Excluding the impact of restructuring charges, earnings per share rose $0.04, an 11% increase over the first quarter of 2007.  Higher operating income added $0.04 per share, lower shares outstanding added $0.01 per share and a reduction in income from unconsolidated operations decreased earnings per share by $0.01 during the first quarter.

Cash from operations was $24 million compared to negative cash from operations in the first quarter of 2007.  This improved result was largely due to receivables collections, the timing of tax payments, lower retirement plan contributions and a decrease in payments related to the restructuring plan.

Business Segment Results

Consumer Business

(in thousands)

	Three Months Ended
	2/29/08	2/28/07
Net sales	$410,430	$374,769
Operating income	64,367	54,842
Operating income excluding restructuring charges	66,977	60,187

                For the first quarter, sales for McCormick’s consumer business rose 10% and 5% in local currency.  This increase was driven by higher volume as well as pricing actions.   Consumer sales in the Americas rose 8% due to increased volume from revitalization activity, ethnic products and new items, as well as higher prices.  Foreign exchange rates added 1% to sales in this region.  Consumer sales in Europe increased 12% and 3% in local currency.  This increase was driven by higher prices as well as incremental sales from the Thai Kitchen acquisition, increased marketing support and merchandising improvements.   In the Asia/Pacific region, sales rose 14% and 3% in local currency, led by gains in China.

For the first quarter, consumer business operating income excluding restructuring charges rose to $67.0 million from $60.2 million in 2007, an increase of 11%.  This increase was due to higher sales and improved operating income margin.

Industrial Business

(in thousands)

	Three Months Ended
	2/29/08	2/28/07
Net sales	$313,520	$277,870
Operating income	13,022	11,509
Operating income excluding restructuring charges	14,335	14,003

For the first quarter, sales for McCormick’s industrial business increased 13% and 10% in local currency.  Pricing has been and continues to be increased to reflect higher costs of flour, soy oil, cheese and other commodities.  A favorable product mix also added to first quarter sales.  Industrial sales in the Americas rose 10% and 8% in local currency with increased sales to both food manufacturers and food service customers.  In Europe, sales rose 17% and 12% in local currency with continued increases in seasonings for poultry and for snack products.  Sales in the Asia/Pacific region rose 24% and 13% in local currency with increases to the restaurant industry as well as other food manufacturers.

For the first quarter, industrial business operating income excluding restructuring charges rose to $14.3 million from $14.0 million in 2007, an increase of 2%.  The gain from higher sales was offset in part by continued increases and volatility in the cost of certain commodities.  The Company has made and continues to make progress in working with its strategic customers to contract for future purchases and pass through higher costs with increased prices.

Non-GAAP Financial Measures

                The pro forma information excluding restructuring charges in this press release are not measures that are defined in generally accepted accounting principles (“GAAP”).  Management believes the pro forma information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects.   This information is also used by management to measure the profitability of our on-going operations.  Management analyzes the Company’s business performance and trends excluding amounts related to the restructuring.  These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Pro forma Information

The Company has provided below certain pro forma financial results excluding amounts related to a restructuring program in 2008 and 2007.

(in thousands except per share data)	Three Months Ended
	2/29/08	2/28/07
Operating income	$77,389	$66,351
Less: Impact of restructuring charges	3,923	7,839
Pro forma operating income	$81,312	$74,190
% increase versus prior period	9.6%

Net income	$51,423	$44,228
Less: Impact of restructuring charges	2,699 *	5,621	*
Pro forma net income	$54,122	$49,849

Earnings per share — diluted	$0.39	$0.33
Less: Impact of restructuring charges	0.02	0.04
Pro forma earnings per share — diluted	$0.41	$0.37
% increase versus prior period	10.8%

*  The impact of restructuring activity on net income includes:

Restructuring charges included in Cost of good sold	$(287)	$(475)
Restructuring charges	(3,636)	(7,364)
Tax impact included in income taxes	1,224	2,508
Charges related to unconsolidated operation	—	(290)
	$(2,699)	$(5,621)

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 8:00 a.m. ET.  The conference call will be web cast live via the McCormick corporate web site.  Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials.  At this same location, a replay of the call will be available following the live call.  Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry — to foodservice and food manufacturers as well as to retail outlets.

# # #

For information contact:

Corporate Communications:  John McCormick (410-771-7110 or
john_mccormick@mccormick.com)
Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)
3/2008

(Financial tables follow)

First Quarter Report	McCormick & Company, Incorporated
Consolidated Income Statement (Unaudited)
(In thousands except per-share data)

	Three Months Ended
	February 29, 2008	February 28, 2007
Net sales	$723,950	$652,639
Cost of goods sold	438,200	388,287
Gross profit	285,750	264,352
Gross profit margin	39.5%	40.5%
Selling, general and administrative expense	204,725	190,637
Restructuring charges	3,636	7,364
Operating income	77,389	66,351
Interest expense	14,757	13,853
Other income, net	3,300	1,843
Income from consolidated operations before income taxes	65,932	54,341
Income taxes	19,873	15,989
Net income from consolidated operations	46,059	38,352
Income from unconsolidated operations	5,429	6,573
Loss on sale of unconsolidated operations	—	(290)
Minority interest	(65)	(407)
Net income	$51,423	$44,228

Earnings per common share — basic	$0.40	$0.34
Earnings per common share — diluted	$0.39	$0.33

Average shares outstanding — basic	127,950	130,344
Average shares outstanding — diluted	131,067	134,195

First Quarter Report	McCormick & Company, Incorporated
Consolidated Balance Sheet (Unaudited)
(In thousands)

	For the periods ending
	February 29, 2008	February 28, 2007
Assets
Current assets
Cash and cash equivalents	$24,436	$38,582
Receivables, net	423,761	379,789
Inventories	449,383	411,840
Prepaid expenses and other current assets	53,764	57,116
Total current assets	951,344	887,327
Property, plant and equipment, net	486,648	465,948
Goodwill, net	947,747	808,228
Intangible assets, net	227,769	191,001
Prepaid allowances	45,473	49,123
Investments and other assets	199,295	160,267
Total assets	$2,858,276	$2,561,894

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$119,861	$337,023
Trade accounts payable	251,356	218,193
Other accrued liabilities	366,509	340,525
Total current liabilities	737,726	895,741
Long-term debt	676,665	418,426
Other long-term liabilities	279,387	255,893
Total liabilities	1,693,778	1,570,060
Minority interest	9,126	4,030
Shareholders’ equity
Common stock	512,794	465,673
Retained earnings	360,358	381,951
Accumulated other comprehensive income	282,220	140,180
Total shareholders’ equity	1,155,372	987,804
Total liabilities and shareholders’ equity	$2,858,276	$2,561,894

First Quarter Report	McCormick & Company, Incorporated
Consolidated Cash Flow Statement (Unaudited)
(In thousands)

	Three Months Ended
	February 29, 2008	February 28, 2007
Cash flows from operating activities
Net income	$51,423	$44,228
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	22,449	19,882
Stock based compensation	3,730	4,630
Income from unconsolidated operations	(5,429)	(6,573)
Changes in operating assets and liabilities	(47,904)	(137,635)
Dividends from unconsolidated affiliates	—	377
Net cash flow from operating activities	24,269	(75,091)

Cash flows from investing activities
Acquisitions of businesses	(76,402)	(3,041)
Capital expenditures	(17,280)	(15,456)
Proceeds from sale of property, plant and equipment	108	50
Net cash flow from investing activities	(93,574)	(18,447)

Cash flows from financing activities
Short-term borrowings, net	(29,739)	105,152
Long-term debt borrowings	248,275	—
Long-term debt repayments	(150,096)	(139)
Proceeds from exercised stock options	6,015	16,694
Common stock acquired by purchase	—	(10,967)
Dividends paid	(28,148)	(26,055)
Net cash flow from financing activities	46,307	84,685

Effect of exchange rate changes on cash and cash equivalents	1,558	(1,608)
Increase/(decrease) in cash and cash equivalents	(21,440)	(10,461)
Cash and cash equivalents at beginning of period	45,876	49,043

Cash and cash equivalents at end of period	$24,436	$38,582